Internet Kiosk Service Agreement

THIS AGREEMENT is made the 12th day of April, 2004

BETWEEN:

PAYKIOSKS INTERNET TERMINALS INC., a British Columbia corporation having its registered offices at 3545 West 3rd Avenue, British Columbia, Canada V6R 1L8

(hereinafter referred to as "PayKiosks")

AND:

NEX CONNECTIVITY SOLUTIONS INC., a Canadian corporation having its registered offices at 3639 Garibaldi Drive, North Vancouver, British Columbia, Canada V7H 2W2

(hereinafter referred to as "Nex")

WHEREAS:

1.	Nex is involved in the business of designing, installing, owning and operating high-speed Internet access networks, typically serving users in Hotel properties and other public locations.

2.
Nex has installed a high-speed Internet access network ("Nex Network") at the Empire Landmark Hotel, which is a hotel property physically situated at 1400 Robson Street, Vancouver, British Columbia, Canada (the "Hotel"). In addition to other areas within the Hotel, the Nex Network services the Hotel lobby employing IEEE 802.11 wireless technologies. Hotel guests and other users typically access the Nex Network using their own wireless enabled computers.

3.
In order to provide high-speed Internet access and related services for the use of Hotel guests and others in the Hotel lobby who do not have (or do not wish to use) their own computer, Nex wishes to have a "pay-per-use" public access Internet kiosk ("PAIK") installed and operated in the Hotel lobby.

4.	PayKiosks is in the business of installing, owning and operating PAIKs.

5.	The parties have agreed that the terms and conditions of this Agreement shall govern their respective rights and obligations.

IN CONSIDERATION of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the parties agree as follows:

1.	Term of Agreement

Unless otherwise terminated pursuant to this Agreement, this Agreement shall remain in force until February 1, 2009. Thereafter, this Agreement may be renewed upon the same or different terms, by the mutual written agreement of the parties.

2.	Performance Obligations of PayKiosks

a)
Public Access Internet Kiosk – PayKiosks will install, own, operate and maintain, at its sole expense, all cabinetry and signage, computer hardware and software, and all other related components comprising the PAIK at a location to be provided by Nex in the Hotel lobby area. Said

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PAIK will accept and process user payments by credit card or coin directly at the PAIK. Nex has an established prepaid payment system for Hotel guests and other users who are directly accessing the Nex Network using their own wireless enabled computers ("Nex Prepaid Payment System"). It is understood that payment processing by the PAIK will operate completely independent of the Nex Prepaid Payment System.

b)
Damage to Premises – PayKiosks shall not be responsible for any damage or alteration to the Hotel premises due to installation, maintenance or removal of PAIK, provided that said damage was not caused by negligence on the part of PayKiosks.

c)
Upgrades to the PAIK – For the term of this Agreement, PayKiosks shall provide, at its sole expense, periodic upgrades to the PAIK cabinetry and signage, computer hardware and software, and all other related components in order to maintain the PAIK at prevailing industry standards for construction, aesthetics and functionality.

d)
Ongoing Servicing – PayKiosks shall provide, at its sole expense, all servicing, repairs and maintenance, software upgrades, and undertake all other related support activities necessary to ensure the proper functioning of the PAIK to prevailing 24 hours-a-day, 7 days-a-week industry standards applicable to the PAIK's Hotel lobby location ("Ongoing Servicing").

e)
PAIK Signage and Advertising – For the term of this Agreement, PayKiosks shall provide at its sole expense, and may from time to time revise, aspects of the PAIK's physical signage, software and related functionality that will have the effect of advertising goods and services ("PAIK Signage and Advertising"). Said PAIK Signage and Advertising will be subject to the exclusive prior approval of Nex, with the objective of ensuring the continued good reputation and standing of Nex and the Hotel and that the goods and services being advertised shall not compete with those offered by Nex or the Hotel now or in future.

	f)	Installation and Set-up – PayKiosks will complete installation and set-up of the PAIK in the Hotel lobby, such that it will be fully functional by April 29, 2004 at the latest.

3.	Performance Obligations of Nex

a)
Hotel Lobby Location – Nex shall provide, at its expense, a Hotel lobby location for the PAIK that is suitable for its efficient operation, is easily accessible to the public, and is clean and well-lit.

	b)	Electrical Power – Nex shall ensure electrical service to the PAIK is provided at no cost to PayKiosks.

c)
PAIK Internet Access – For the term of this Agreement and on an exclusive basis, Nex shall provide a suitable Internet connection for the PAIK ("PAIK Internet Access"). Initially, said PAIK Internet Access will be provided by an 802.11b wireless access point.

	d)	Access – Nex shall coordinate, in consultation with the Hotel as necessary, all access to the PAIK in respect of Ongoing Servicing or otherwise, by PayKiosks, its agents and employees.

	e)	Signage – Nex shall not affix or permit to be affixed to the PAIK, any signage or equipment not provided by PayKiosks.

4.	Commissions, Fees and Payment

a)
Monthly Commission – As consideration for providing the Hotel lobby location for the PAIK, PayKiosks will pay to Nex a commission computed as 20% of the monthly gross revenues earned by the PAIK (which, without intending to limit the generality of the foregoing, shall include all user pay-per-use fees and related advertising revenues as applicable to the PAIK installation) howsoever earned ("Monthly Commission").

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b)
Monthly Internet Access Fee – PayKiosks will also pay Nex a monthly amount for providing high- speed Internet access for the PAIK ("Monthly Internet Access Fee"). Said Monthly Internet Access Fee will be as agreed by the parties from time to time and will initially be $40.00 per month.

c)
Payment – PayKiosks shall remit to Nex all monthly amounts owing no later than the last day of the following month. In the event that PayKiosks has not provided payment to Nex by the last day of the following month, compound interest will be calculated and owing on the outstanding balance at the rate of 2.0% per month computed from the last day of the month in which the amounts owing were earned.

	d)	Revenue Reporting – With each monthly payment, PayKiosks will provide to Nex a detailed report of the activity and revenue earned by the PAIK.

5.	PAIK Pay-Per-Use Pricing

With the objective of meeting prevailing market conditions, pay-per-use pricing for the PAIK will be set by the mutual agreement of PayKiosks and Nex, and is initially expected to be in the order of $2.00 per 10 minutes of use.

6.	Relationship Between the Parties

(1)
The relationship between Nex and PayKiosks is intended to be and shall be that of lessor and lessee, and Nex and its employees, agents and representatives shall under no circumstances be considered agents, partners, joint ventures or representatives of PayKiosks. Nex shall not act or attempt to act, or represent itself, directly or by implication, as agent, joint venture, partner or representative of PayKiosks or in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of PayKiosks.

(2)
Similarly, the relationship between PayKiosks and Nex is intended to be and shall be that of lessee and lessor, and PayKiosks and its employees, agents and representatives shall under no circumstances be considered agents, partners, joint ventures or representatives of Nex. PayKiosks shall not act or attempt to act, or represent itself, directly or by implication, as agent, joint venture, partner or representative of Nex or in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of Nex.

(3)
The relationship created by this Agreement does not constitute the granting of a franchise to Nex by PayKiosks and no franchise statute, law, regulation or rule is intended to or has been applied by the parties, nor shall any such franchise, statute, law, regulation or rule be deemed or construed to apply to the formation, operation, administration or termination of this Agreement.

(4)
It is explicitly agreed between the parties that PayKiosks will coordinate all contact with Hotel staff and management in advance with Nex. PayKiosks further agrees that all future business that it may conduct on the Hotel property will be under this Agreement as amended or a succeeding agreement between the parties that they will negotiate in good faith on substantially the same terms.

	(5)	Except with the prior consent in writing of Nex, PayKiosks agrees that, while they are a party to this Agreement and for a period of two (2) years thereafter:

(a)
Directly or indirectly, whether as principal, agent, emp1oyee or director of a company or otherwise, or by means of corporate or other device, they will not solicit or aid in the solicitation of any PAIK related services to be situated on the Hotel property; or,

(b)
Directly or indirectly, whether as principal, agent, emp1oyee or director of a company or otherwise, or by means of corporate or other device, they will not aid or otherwise act for any business seeking to provide or providing PAIK related services on the Hotel property; or,

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(c)
Directly or indirectly, they will not use or disclose to any person, except to duly authorized officers and employees of the Nex and its affiliated entities entitled thereto, any trade secret, business data, or other information acquired by them by reason of their involvement and association with the Nex.

(6)
In respect of the provisions of clause 6(5) above, it is further understood and agreed that these covenants shall subsist even if the rest of this Agreement shall be terminated and are severable for such purpose.

7.	Termination

(1) Either party may terminate this Agreement without notice or other act if,

(a)
Either party is in default in any material respect in the performance of any of its obligations under this Agreement or otherwise commits any material breach of this Agreement, and such default continues after thirty days' written notice from the non-defaulting party to the defaulting party stating the particulars of such default;

(b)
Bankruptcy or insolvency proceedings are instituted by or against the other party, or the other party is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors or proposes or makes any arrangements for the liquidation of its debts or a receiver or receiver and manager is appointed with respect to all or any part of the assets of the other party;

(2)
Either party may terminate this Agreement prior to expiration of the original term or any renewal term(s) upon giving ninety (90) days written notice to the other party and upon expiry of said notice period, PayKiosks shall be entitled to remove the PAIK immediately.

8.	First Right of Refusal

During the term of this Agreement, Nex will not allow the installation or operation of any other PAIK related services in the Hotel lobby, that would compete with those of PayKiosks, without first offering PayKiosks the right of first refusal to match any bona fide third party offer to provide said PAIK related services.

9.	Disclosures And Publicity

Neither party shall issue any press release or make any public announcement using the names, marks or identifiers of the other party without the other party's prior written consent.

10.	Confidential Information

(1)
Client Information – Shall mean the identity of the Hotel's clients and guests, information about the Hotel's clients and guests, and any information provided by the Hotel's clients or guests in connection with with their use of the PAIK;

(2)
Confidential Information - Shall mean any documentation or information marked as confidential and all know-how, ideas, concepts, company structures, details of parties and contractors, financial modelling, technology, business plans, Client Information, business opportunities, financial information, cash flows, budgets, research and development, techniques, processes, personnel information, policies, business connections, transactions, marketing and commercial knowledge relating to or developed by or in connection with either party. Apart from the fact of the existence of this Agreement, all details related to the business deal between the parties and the specific provisions of this Agreement are herewith deemed to be Confidential Information.

(3) Protection of Confidential Information – Except as required by law, each party shall:

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		(a)	Preserve the confidential nature of any Confidential Information that it may receive;

(b)
On termination or expiry of this Agreement, surrender to the other party all Confidential Information of the other party including copies or duplicates of, or notes or memoranda concerning, the Confidential Information of that other party or any part of it in its possession, power or control at that time;

(c)
Not disclose, or cause or allow to be disclosed, directly or indirectly any Confidential Information or any part of therof, to any person, unless they are authorised to receive it for the purposes of the installation, set-up and ongoing operation of the PAIK, or to otherwise perform the duties and obligations contemplated in this Agreement, in which instance the party so disclosing will ensure that such persons are subject to confidentiality obligations consistent with those imposed on the parties to this Agreement;

(d)
Not copy or duplicate or use in any way the Confidential Information or any part of therof, other than for the purposes of the installation, set-up and ongoing operation of the PAIK, or to otherwise perform the duties and obligations contemplated in this Agreement.

Provided that this obligation shall not apply to information which:

		(a)	Is in or enters the public domain, other than as a result of a breach of this Agreement;

		(b)	Is disclosed by a third party with the prior written consent of both parties;

		(c)	A party establishes was already known to it before discussions with the other party and is not otherwise subject to any restriction; or

		(d)	Is required to be disclosed under any applicable law or statutory requirement.

(4)
PayKiosks, its employees, servants or agents shall not disclose, or cause or allow to be disclosed, directly or indirectly any Client Information or any part thereof, which they obtain or to which they are exposed, to any other person including, but not limited to any other fellow employee except as absolutely necessary in the installation, set-up and ongoing operation of the PAIK, or to otherwise perform the duties and obligations contemplated in this Agreement, in which instance Paykiosks will ensure that such persons are subject to confidentiality obligations consistent with those imposed on the parties to this Agreement.

	(5)	The provisions in this Agreement regarding Confidential Information and Client Information shall survive termination and are severable for that purpose.

11.	No Assignment

The parties hereto shall not assign their rights and obligations hereunder to any third party without the prior written consent of the other party. Provided however that either party may sell, transfer or otherwise dispose of the whole or any of their rights and obligations hereunder to any of their affiliates without restriction so long as the affiliate will likewise be bound by and have the benefit of the provisions of this Agreement. In this regard, affiliate shall mean, with respect to any party hereto, any corporation which is directly or indirectly controlled by such party, and any corporation controlling any party hereto.

12.	Dispute Resolution

All disputes between the parties arising under this Agreement, which the parties are unable to resolve between themselves within 30 days, will be resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre ("BCICAC") by a sole arbitrator subject to the following:

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(a)
Any party may refer any dispute to arbitration by notice to the other and, within 30 days after receipt of such notice, the parties will endeavor to agree on the appointment of a sole arbitrator who will be capable of commencing the arbitration within 21 days of their appointment. In the event that the parties are unable to agree on an arbitrator, the parties agree to be bound by the rules of the BCICAC providing for the appointment of a sole arbitrator. The arbitrator will be an individual who, by a combination of education and experience, is competent to adjudicate the matter in dispute and who has indicated his willingness and ability to act as arbitrator.

(b) The decision of the arbitrator will be final and binding upon each of the parties and will not be subject to appeal or judicial review.

13.	Laws Applicable

This Agreement shall be governed and construed in accordance with the laws of British Columbia, Canada.

14.	Force Majeure

If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of circumstances beyond the reasonable control of the party obliged to perform it, the party so affected, upon giving prompt notice to the other party, shall be excused from performance to the extent of the prevention, restriction or interference, but the party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance under this Agreement with the utmost dispatch whenever such causes are removed or diminished.

15.	Notice

Unless otherwise specified herein, any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telexed or telegraphed to, or delivered at the address of the other party as hereinafter set forth, or at such other address as the parties may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, telefaxed or telegraphed, three (3) business days after the date of mailing, faxing or telegraphing, and if delivered, upon the date of delivery. If normal mail service, telex service or telegraph service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received and the party sending the notice shall utilize any other such services which have not been interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

If to Nex Connectivity Solutions Inc. , at its registered offices located at 3639 Garibaldi Drive, North Vancouver, British Columbia, Canada, V7H 2W2, Attention: President

If to PayKiosks Internet Terminals Inc., at its registered offices located at 3545 West 3 rd Avenue, British Columbia, Canada, V6R 1L8, Attention: President

16.	Headings

The headings contained this Agreement are inserted for convenience only and shall not affect the construction hereof.

17.	Severability Of Provisions

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in whole or in part, in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the

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validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

18.	Entire Agreement

The provisions herein constitute the entire agreement between the parties and supersedes all previous expectations, understandings, communications, representations and agreements whether verbal or written between them with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

NEX CONNECTIVITY SOLUTIONS INC.

Per:	/s/ Joseph Bowes
Authorized Signatory

Name:	Joseph Bowes

Title:	President

PAYKIOSKS INTERNET TERMINALS INC.

Per:	/s/ Scott McInnes
Authorized Signatory

Name:	Scott McInnes

Title:	President

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